Exhibit 5.1

[Letterhead of Bryan Cave LLP]

October 5, 2009

Silgan Holdings Inc.

4 Landmark Square

Stamford, Connecticut 06901

Re:   Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel to Silgan Holdings Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-4, as amended (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the offer by the Company (the “Exchange Offer”) to exchange up to $250,000,000 in aggregate principal amount of its 7 1/ 4% Senior Notes due 2016 (the “Exchange Notes”) for an equal aggregate principal amount of the Company’s issued and outstanding 7 1/4% Senior Notes due 2016 (the “Outstanding Notes”), as contemplated by the Registration Rights Agreement, dated May 12, 2009, between the Company and Banc of America Securities LLC, Deutsche Bank Securities LLC and Morgan Stanley & Co. Incorporated (the “Registration Rights Agreement”). The Outstanding Notes were, and the Exchange Notes will be, issued under the Indenture, dated as of May 12, 2009 (the “Indenture”), between the Company and U.S. Bank National Association, as trustee (the “Trustee”).

In connection herewith, we have examined:

(1)	the Registration Statement;

(2)	an executed copy of the Registration Rights Agreement;

(3)	an executed copy of the Indenture;

(4)	an executed copy of the Outstanding Notes; and

(5)	the form of the Exchange Notes.

Silgan Holdings Inc.

October 5, 2009

The documents referenced as items (1) through (5) above are collectively referred to herein as the “Transaction Documents.”

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of the Amended and Restated Certificate of Incorporation and the Amended and Restated By-laws, as amended by the First Amendment to Amended and Restated By-laws, of the Company and such other corporate records, agreements and instruments of the Company, certificates of public officials and officers of the Company, and such other documents, records and instruments, and we have made such legal and factual inquiries, as we have deemed necessary or appropriate as a basis for us to render the opinion hereinafter expressed. In our examination of the Transaction Documents and the foregoing, we have assumed the genuineness of all signatures, the legal competence and capacity of natural persons, the authenticity of documents submitted to us as originals and the conformity with authentic original documents of all documents submitted to us as copies. When relevant facts were not independently established, we have relied without independent investigation as to matters of fact upon statements of governmental officials and upon representations made in or pursuant to the Transaction Documents and certificates and statements of appropriate representatives of the Company.

In connection herewith, we have assumed that, other than with respect to the Company, all of the documents referred to in this opinion letter have been duly authorized by, have been duly executed and delivered by, and constitute the valid, binding and enforceable obligations of, all of the parties to such documents, all of the signatories to such documents have been duly authorized and all such parties are duly organized and validly existing and have the power and authority (corporate or other) to execute, deliver and perform such documents.

Based upon the foregoing and in reliance thereon, and subject to the assumptions, comments, qualifications, limitations and exceptions set forth herein, we are of the opinion that when (i) the Registration Statement has become effective under the Act, (ii) the Indenture has become duly qualified under the Trust Indenture Act of 1939, as amended, and (iii) the Exchange Notes (in the form examined by us) shall have been duly executed by the Company and authenticated and delivered by the Trustee and issued in exchange for the Outstanding Notes in accordance with the Exchange Offer, the Exchange Notes will constitute valid and binding obligations of the Company.

In addition to the assumptions, comments, qualifications, limitations and exceptions set forth above, the opinion set forth herein is further limited by, subject to and based upon the following assumptions, comments, qualifications, limitations and exceptions:

(a) Our opinion herein reflects only the application of (i) applicable New York State law (excluding the securities and blue sky laws of such state, as to which we express no opinion), (ii) the Federal laws of the United States of America and (iii) to the extent required by the foregoing opinion, the General Corporation Law of the State of Delaware. The opinion set forth herein is made as of the date hereof and is subject to, and may be limited by, future changes in factual matters, and we undertake no duty to advise you of the same. The opinion expressed herein is based upon the law in effect (and published or otherwise generally available) on the date hereof, and we assume no obligation to review or supplement this opinion should such law be

Silgan Holdings Inc.

October 5, 2009

changed by legislative action, judicial decision or otherwise. In rendering our opinion, we have not considered, and hereby disclaim any opinion as to, the application or impact of any laws, cases, decisions, rules or regulations of any other jurisdiction, court or administrative agency.

(b) Our opinion contained herein may be limited by (i) applicable bankruptcy, insolvency, reorganization, receivership, moratorium or similar laws affecting or relating to the rights and remedies of creditors generally, including, without limitation, laws relating to fraudulent transfers or conveyances, preferences and equitable subordination, (ii) general principles of equity (regardless of whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing.

We do not render any opinion except as set forth above. We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name therein and under the caption “Legal Matters” in the prospectus included in the Registration Statement. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Bryan Cave LLP